UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

NextDecade Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NextDecade Corporation

3 Waterway Avenue, Suite 400

The Woodlands, Texas 78380

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2017

EXPLANATORY NOTE

The following disclosure supplements the definitive proxy statement filed by NextDecade Corporation (the “Company”) with the Securities and Exchange Commission on November 24, 2017 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced special meeting of stockholders and any adjournment or postponement thereof. There are no other changes to the Proxy Statement or the matters to be considered by the Company’s stockholders.  This supplemental information should be read together with the Proxy Statement, which should be read in its entirety.  Terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Supplemental Disclosure Concerning Proposal 1 – Adoption of the 2017 Omnibus Incentive Plan

 As described in the Proxy Statement, the Board is asking you to approve the Company’s 2017 Omnibus Incentive Plan (the “2017 Equity Plan”), which was adopted by the Board on October 10, 2017.  The purpose of the 2017 Equity Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its common stock.

In connection with Proposal No. 1 (Adoption of the 2017 Omnibus Incentive Plan), the information set forth in the paragraph titled “Eligible Persons” on page 5 of the Proxy Statement is amended by the addition of the bolded text below:

Eligible Persons

Persons eligible to receive awards under the 2017 Equity Plan include our employees, non-employee members of our Board, consultants, or other personal service providers of the Company or any of its subsidiaries.    As of November 28, 2017, the Company expects that one non-employee director and approximately 30 employees and 12 independent contractors will be eligible to receive awards under the 2017 Equity Plan.  As of November 28, 2017, the Company had no other personal service providers. The Administrator (as defined below) determines from time to time the participants to whom awards will be granted.